Exhibit 5.1

Our ref:	JNIELS	Ashurst Australia
Your ref:	REGISTRATION STATEMENT ON FORM S-8	Level 11
Partner:	John Nielsen	5 Martin Place
Direct line:	+61 2 9258 6325	Sydney NSW 2000
Email:	john.nielsen@ashurst.com	Australia
Contact:	Ashurst
GPO Box 9938
14 July 2022		Sydney NSW 2001
Australia

Tel +61 2 9258 6000
Fax +61 2 9258 6999
DX 388 Sydney
www.ashurst.com

ioneer Ltd
Suite 5.03, Level 5, 140 Arthur Street
North Sydney, NSW 2060, Australia
Attention: Directors

To whom it may concern

Ioneer Ltd - Registration statement on Form S-8

1.
We have acted as Australian counsel to ioneer Ltd (Company) in connection with the Company’s Registration Statement on Form S-8 (Registration Statement) to be filed under the U.S. Securities Act of 1933 with the U.S. Securities and Exchange Commission (Commission) for the registration of certain of the Company’s fully paid ordinary shares (Shares), issuable pursuant to the Company’s Employee and Consultant Share Option Plan and Incentive Plan. (the Plans).

2.	For the purposes of this opinion, we have, examined and relied upon:

2.1
a copy of the Plans provided to us by the Company filed as Exhibits 99.1 and 99.2 to the Registration Statement, which we are instructed were approved by ordinary resolution of the Company’s members at the Company’s general meeting held on 31 October 2018 in respect of the Incentive Plan and April 23, 2010 in respect of the Employee and Consultant Share Option Plan (which was re-approved at the Company’s general meeting held on November 25, 2016).

2.2	such constituent documents and corporate records of the Company, including the constitution of the Company, as deemed necessary by us;

2.3	a search of the public database maintained by the Australian Securities and Investments Commission (ASIC) on 12 July 2022;

2.4	such other documents, records and other instruments as we have deemed necessary in order to deliver this opinion.

3.	Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this letter, we are of the opinion:

3.1	the Company is duly incorporated and validly existing under the Corporations Act 2001(Cth) as a company limited by shares;

ioneer Ltd	14 July 2022	Page 2

3.2
when issued pursuant to and in accordance with the Plans and in compliance with the Australian Securities Exchanges Listing Requirements, the relevant Shares will be validly issued, fully paid and non-assessable. The term “non-assessable” is not a term which is used for under Australian company law, and when used in relation to the Shares means that no calls for further payment may be made upon those Shares or upon the holders of those Shares solely by reason of their ownership of the Shares.

4.	Except for the activities described in this letter, we have not undertaken any investigation to determine the facts upon which the opinion in this letter is based.

5.	We have assumed for the purposes of this opinion:

5.1	the constitution of the Company reviewed by us is the constitution of the Company which will be in force if Shares are issued under the Plans;

5.2
the Plans adopted by the directors of the Company and approved by the Company’s members are in substantially the same form as the copies of the Plans reviewed by us and are not subsequently amended, and are administered at all times in accordance with their terms;

5.3
the directors of the Company have acted in accordance with their duties in causing the Company to adopt the Plans, and have acted, and will act, at all times in accordance with their duties in resolving to grant any performance rights and options to acquire Shares, and to issue or allocate Shares pursuant to the vesting of such performance rights or exercise of options issued under the Plans;

5.4	all persons who are issued or allocated Shares under the Plans will have agreed to become members of the Company and their names will have been entered on the register of members of the Company;

5.5
the circumstances affecting the Company at the time of issue or allocation of any Shares upon vesting of the performance rights or exercise of the options are not materially different to those prevailing at the date of this letter as known to us; and

5.6
each document we have reviewed for the purposes of this letter is complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; and that the parties thereto, other than the Company, had and will have full legal capacity and the power, corporate or other, to enter into and perform all obligations thereunder, and that each such document was and at all material times will be duly authorised by all requisite corporate action of parties, other than the Company, and that (where applicable) such documents were duly executed and delivered by each party thereto, other than the Company.

6.	In preparing this letter, we have relied without independent verification upon:

6.1	information obtained from ASIC;

6.2	factual information represented to be true in the Plans and other documents specifically identified at the beginning of this letter as having been examined by us;

6.3	factual information provided to us by the Company and its representatives; and

ioneer Ltd	14 July 2022	Page 3

6.4	factual information we have obtained from such other sources as we have deemed reasonable.

7.
We have assumed that there has been no relevant change or development between the dates as of which the information cited in the preceding paragraph was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

8.
This opinion relates only to the laws of New South Wales (Relevant Jurisdiction) as in force at 9.00 am (Sydney time) on the date of this opinion (Relevant Laws). This opinion is limited to the matters referred to within and is not to be construed as extending to any other matters.

9.
This letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide any subsequent opinion or advice by reason of any fact about which we did not have knowledge at that time, by reason of any change subsequent to that time in any law, or for any other reason.

10.
We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours sincerely

ASHURST